Exhibit 10.1

Mark McMillin

Dear Mark:

We are pleased to invite you to join our Leadership Team and to offer you the full-time position of General Counsel and Corporate Secretary of Breeze-Eastern Corporation (the “Company”) in accordance with the following terms:

Position: General Counsel and Corporate Secretary, effective as of 24 August 2015 (your “Company Hire Date”). In this capacity, you will report directly to me, and you will work out of 35 Melanie Lane, Whippany, New Jersey.

Salary: $200,000 per year, effective starting on your Company Hire Date. Your salary will be paid biweekly. You will be eligible for periodic salary increases subject to the Company’s policies on employee evaluation and compensation and the approval of the Board.

Annual Bonus: You will also participate as provided herein in the Breeze-Eastern Incentive Compensation Plan (“Annual Plan”), as amended from time to time with a target award of 45% of your base salary as of the end of the corresponding Fiscal Year, subject to proration for your first year of employment. In accordance with the Plan, all awards are paid out in a percentage of cash and restricted stock in the Company.

Stock: You will be eligible to purchase forty thousand (50,000) shares of Breeze-Eastern common stock, terms and details of which are outlined in Appendix ‘A’.

Relocation: The Company will, subject to the Company’s prior approval of expenses, pay for relocation expenses for packing, shipping household goods, and unpacking at your new residence. The Company will also pay for up to four months of storage to accommodate movein dates. The Company will also pay for three months of temporary housing accommodations. The Company will “gross up” taxable expenses upon reimbursement so that there is no out-of-pocket cost to you, This benefit will expire if you have not moved within three years of your start date. If you leave before one year of continuous employment, you are required to return the total amount of relocation assistance provided. The company will reimburse you for the airfare associated with travelling to your current residence up to a maximum 4 times per year. This benefit will expire if the current residence is sold or after 3 years, whichever is sooner.

Change of Control: In the event of a change of control, which shall be defined as set out in the Stock Option Agreement, and your termination or resignation for good reason, as hereinafter defined, within 24 months of the change of control, you would receive a cash payment equal to one year’s base pay and the average of your bonuses for prior two years (or one year if you have not yet received 2 years of bonuses). In addition, the vesting of all stock options and restricted shares would accelerate upon a change in control. Payments received upon a change of control and your termination or resignation for good reason would be in lieu of any and all payments you would receive upon severance, “Termination” shall mean a termination that is not voluntary or is other than for cause and “resignation for good reason” shall mean a resignation following a reduction in compensation, benefits or responsibilities, reporting to anybody other than the CEO, or failure by the Company to obtain an agreement from any successor or assignee legal entity to assume and perform the obligations set out in this paragraph.

Severance: In the event you are terminated by the Company without cause at any time after the first ninety (90) days of employment, you will receive severance pay equal to six month’s annual salary in effect at the time of termination, but exclusive of bonuses, and the continuation of employee benefits for the same period.

Retirement Savings 401(k): As a Breeze-Eastern employee, you will be eligible to participate in the Breeze-Eastern Retirement Savings Plan in accordance with the provisions of the plan. Under the Plan, the Company will contribute three percent (3%) of your base salary to the Plan. To receive an additional matching contribution from the Company, you must be contributing to the Plan, and the Company’s additional matching contribution will be fifty percent (50%) of the first six percent (6%) of your contribution, and is limited to a maximum of three percent (3%) of your base salary.

Medical/Dental, Life and Disability Insurance: Effective on the first day of the first full month after your Company Hire Date, you will be eligible for the normal benefits accorded Breeze-Eastern salaried employees, which currently include major medical, hospitalization, dental, prescriptions, life insurance, and long term disability. The specifics of these benefits are subject to termination or modification at any time.

Vacation: In addition to the company wide paid holidays (one week at Christmas plus 7 additional holidays) you will be eligible for 160 hours of vacation annually in accordance with Company policies.

Other Benefits: The Company’s Employee Handbook contains descriptions of other benefits, such as tuition reimbursement, vision plan, holidays, and paid time off, which are available to all eligible Breeze-Eastern employees.

For legal purposes, we must emphasize that this letter is not a contract of employment; it merely lists the salary and benefits that you will be eligible for as well as the general terms and conditions of employment under which you will be employed while at Breeze-Eastern, if you accept this offer of employment. This offer of employment is not for any specific or fixed period of employment. By accepting this offer of employment, you acknowledge and agree that you would be employed as an employee at-will. This means that the Company has not promised you and you have no guarantee of employment for any length of time. Once employed, the Company can terminate your employment with or without cause, and with or without notice. Furthermore, you may do the same. You further agree that this at-will employment status, as defined above, will remain in effect throughout your employment with Breeze-Eastern and its parent and successors, unless modified by a specific, express written employment contract which is signed by you and the President of the Company. This at-will employment status may not be modified by any oral or implied agreement or by the provisions of any company policy or handbook.

As a condition of your employment, you agree to become familiar with and comply with the provisions of the company’s policies and procedures and you agree to sign and comply with any non-disclosure of confidential information / trade secret agreements and any patent and invention assignment agreements specified in such policies and procedures. These policies and procedures may be, and are, modified from time to time. It is your responsibility to maintain an up to date knowledge of these policies and procedures.

This offer is contingent upon satisfactory completion of a physical examination by the Company’s designated physicians. The pre-employment, post-job offer physical will also include a drug test for which a separate authorization form will be sent to you regarding this procedure, Breeze-Eastern complies with the Immigration Reform and Control Act of 1986. Therefore, our offer must be contingent upon satisfactory completion of the forms required by this Act. When you staff your employment, a representative of the Human Resources Department will meet with you and you will be required to provide proof of identity and the ability to legally work in the United States. During that meeting you will also need to complete various other payroll and administrative documents.

If you have any questions regarding this letter, please call me. Once you accept the Company’s offer of employment and sign this letter, please return the signed letter to me via regular mail or scanned and sent via email.

We are very enthusiastic about having you join our team.

Very truly yours,

/s/ Brad Pedersen

Brad Pedersen

Agreed and Accepted

/s/ Mark M. McMillin

Mark M. McMillin

APPENDIX A

BREEZE-EASTERN CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

Agreement dated as of August 24, 2015 between Breeze-Eastern Corporation, a Delaware corporation (the “Company”), and Mark M. McMillin (“Optionee”).

Whereas, pursuant to the 2012 Incentive Plan of the Company (the “Plan”), the Incentive & Compensation Committee of the Board of Directors has authorized the granting to Optionee of a stock option to purchase shares of common stock of the Company upon the terms and conditions hereinafter stated. The option granted herein is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Terms not defined herein shall have the meanings ascribed thereto under the Plan.

NOW THEREFORE, in consideration of the covenants herein set forth, the parties agree as follows:

1.	Shares & Price. The Company grants to Optionee the right to purchase (“Option”), upon and subject to the terms and conditions herein stated and the terms and conditions of the Plan, all or any part of 50,000 shares of common stock ($.01 par value) of the Company (the “Shares”), for cash at the price of $13.87 per share (the “Exercise Price”), which represents the opening Fair Market Value per share of the Company’s common stock as of the date first written above, which shall be referred to herein as the “Grant Date.” Except for stock splits and similar transactions, as set forth in Section 3 of the Plan and Treasury Regulation Section 1.409A-1(b)(5)(v)(H), the Exercise Price never shall be reduced such that it is less than the Fair Market Value per share of the Company’s common stock as of the Grant Date.

2.	Term of Option. This Option shall expire on August 24, 2025.

3.	Vesting. The Option shall vest as follows:

(i)	options to purchase six thousand two hundred and fifty (6,250) Shares will vest immediately upon the grant hereof;

(ii)	options to purchase six thousand two hundred and fifty (6,250) will vest when the average closing price of the Common Stock for the preceding thirty (30) days (the “Trailing Price”) exceeds thirteen dollars (13.00);

(iii)	at any time after the first anniversary of the Options Issue Date, (A) options to purchase six thousand two hundred and fifty (6,250) Shares will vest when the Trailing Price exceeds fourteen dollars ($14.00), and (B) options to purchase six thousand two hundred and fifty (6,250) Shares will vest when the Trailing Price exceeds fifteen dollars ($15.00);

(iv)	at any time after the second anniversary of the Option Issue Date, (A) options to purchase six thousand two hundred and fifty (6,250) Shares will vest when the Trailing Price exceeds sixteen dollars ($16.00), and (B) options to purchase six thousand two hundred and fifty (6,250) Shares will vest when the Trailing Price exceeds seventeen dollars ($17.00); and

(v)	at any time after the third anniversary of the Option Issue Date, (A) options to purchase six thousand two hundred and fifty (6,250) Shares will vest when the Trailing Price exceeds eighteen dollars ($18.00), and (B) options to purchase six thousand two hundred and fifty (6,250) Shares will vest when the Trailing Price exceeds nineteen dollars ($19.00).

4.	Exercise. This Option may only be exercised by delivery to the Company of (i) a written notice of exercise, in form acceptable to the Company, stating the number of Shares then being purchased hereunder, and (ii) a check or cash, in the amount of the “Aggregate Exercise Price” (the number of Shares being purchased multiplied by Exercise Price) of such Shares (or, at the discretion of the Board of Directors, with previously acquired shares of common stock of Company with a Fair Market Value, as of the date of exercise, equal to the Aggregate Exercise Price. To the extent that the aggregate Fair Market Value of stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year exceeds (under all plans of the Employer) $100,000, such options shall be treated as options that are not incentive stock options. The rule in the immediately preceding sentence shall be applied by taking options into account in the order in which they were granted.

5.	Termination of Employment. If Optionee ceases to be employed by the Company or any parent corporation (as defined in Section 424(e) of the Code) or subsidiary corporation (as defined in Section 424(f) of the Code) thereof (collectively, the “Employer”) for any reason other than his death, disability or Retirement (as defined in Paragraph 7(a) below), Optionee shall have the right, at any time within three (3) months after such termination of employment and prior to the expiration of this Option pursuant to Paragraph 2 hereof, to exercise this Option to the extent, but only to the extent, that this Option was exercisable and had not previously been exercised at the date of such termination of employment; provided, however, that all rights under this Option shall expire in any event on the day specified in Paragraph 2 hereof or three (3) months after Optionee terminates employment, whichever first occurs.

6.	Death of Optionee & No Assignment. The Option shall not be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable during his lifetime only by the Optionee. If Optionee shall become disabled or die while in the employ of any entity comprising the Employer, the Optionee or the person entitled to succeed to his rights hereunder may exercise this Option until the first to occur of (i) the date one year from the date of the Optionee’s disability or death, or (ii) the date such Option expires pursuant to Paragraph 2 hereof to the extent that Optionee was entitled to exercise this Option at the date of his disability or death. For purposes of this Agreement, “disability” shall have the meaning ascribed thereto in Section 22(e)(3) of the Code.

7.	Retirement.

(a) “Retirement” and “Retire(s)” are defined to mean that the Optionee ceases to be employed by the Company for other than Cause after reaching sixty (60) years of age and having not less than ten (10) Years of Service with any entity comprising the Employer.

(b) Notwithstanding any other provision of this Agreement, if Optionee Retires, then if this Option was granted to Optionee more than six (6) months prior to Optionee’s Retirement, this Option shall be deemed to be fully vested and immediately exercisable at the date of Retirement.

(c) Optionee, or any person entitled to succeed to his rights hereunder, shall have the right, at any time within three (3) months after Retirement and prior to the expiration of this Option, to exercise this Option to the extent, but only to the extent, that this Option was exercisable and had not previously been exercised at the date of Retirement (after giving effect to the provisions of Paragraph 7(b) above).

(d) Provided, however, that all rights under this option shall expire in any event on the day specified herein as the date of Option expiration or three (3) months after the date of Optionee’s Retirement, whichever first occurs.

8.	Employment of Optionee. In consideration of the granting of this Option by the Company, the Optionee agrees to render faithful and efficient services to the Employer, with such duties and responsibilities as the Employer shall from time to time prescribe, for a period of at least one year from the date this Option is granted or until Optionee Retires as defined in Paragraph 7(a) above, whichever first occurs. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Employer thereof or shall interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without good Cause.

9.	No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to the Shares covered by the Option until the date of the issuance of stock certificates to him. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued pursuant to the exercise of the Option granted hereunder.

10.	Modification and Termination. The rights of Optionee are subject to modification and termination in certain events as provided in the Plan.

11.	Shares Purchased for Investment. Optionee represents and agrees that if he exercises this Option in whole or in part, he shall acquire the shares upon such exercise for the purpose of investment and not with a view to their resale or distribution. The Company reserves the right to include a legend on each certificate representing shares subject to this Option, stating in effect that such shares have not been registered under the Securities Act of 1933, as amended.

12.	This Agreement Subject to Plan. This Agreement is made pursuant to all of the provisions of the Plan, and is intended, and shall be interpreted in a manner, to comply therewith. Any provision hereof inconsistent with the Plan shall be superseded and governed by the Plan.

13.	Gender. Unless the context otherwise requires, the masculine gender includes the feminine.

14.	Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, to the Company at its corporate headquarters, and to the Optionee at the address above, or to such other address as shall be furnished in writing by either party to the other party, and shall be deemed to have been given as of the date so delivered or deposited in the United States mail, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this agreement.

BREEZE-EASTERN CORPORATION (“COMPANY”)

/s/ Brad Pedersen
Name:	Brad Pedersen
Title:	President and Chief Executive Officer

/s/ Mark M. McMillin
Optionee

Grant Number: